Exhibit 10.36

Maximum Amount Mortgage Contract between Guancheng and Quanzhou Branch of Bank of Communication on April 9, 2009 (No.: 3550052009B900001300)

Note: This contract is accessory to the General Credit Contract between Guanke and Quanzhou Branch of Bank of Communication (No.: 3550052009C000001300).

Date:	April 9, 2009

Mortgagee:	Quanzhou Branch of Bank of Communication, located at 550 Fengze Street, Quanzhou

Mortgagor:	Guancheng, located at Houlin industrial park, Luoshan residential district, Jinjiang

Security interest:	Land use right [with the size of 68002 square meters, the title certificate Number is JinGuoYong (2009)No.00341]

Maximum secured amount of credit:	An aggregate amount of RMB35 million of principal, interest, compound interest, defaulting interest, penalty, liquidation damages and the expense to exercise the credit right and mortgage.

Realization of mortgage:
If the mortgagor fails to repay all or part of the principal of loan or financed fund, advanced payment by mortgagee or corresponding interest, or the mortgagor failed to provide other security according to the provisions of the contract, the Mortgagee may foreclose the property.

Guarantee:	If the mortgage is void for the reasons caused by the mortgagor, the mortgagor shall provide a guarantee for the maximum amount of credit.

Governing law	Laws of the People’s Republic of China